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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
LNR Partners Inc.
Miami Beach, Florida
We have examined management's assertion, included in the accompanying Management's Report on
Assessment of Compliance with SEC Regulation AB Servicing Criteria, that LNR Partners Inc. (the
"Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange
Commission's Regulation AB for the commercial mortgage-backed securities transactions for which the
Asserting Party served as special servicer, that were completed on or after January 1, 2006, and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the
"Platform") as of and for the year ended December 31, 2007, excluding criteria 229.1122(d)(1)(iii),
(3)(i)(C), (3)(i)(D), (3)(ii), (3)(iii), (3)(iv), (4)(v), (4)(ix), (4)(x), (4)(xi), (4)(xii), (4)(xiii) and (4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American
Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board
(United States), and accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the
Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the commercial mortgage-backed securities Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

February 22, 2008

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